Exhibit 10.2

Monaco Coach Corporation

Executive Pay Reduction Program

The following Executive Pay Reduction Program (the “Program”) was approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Monaco Coach Corporation (the “Company”) on July 21, 2008.

Purpose

The purpose of the Program is to allow the Company to reduce expenses through a temporary reduction of executive salaries, while providing a potential means for participants to earn a performance-based award (bonus) equivalent to their lost salaries and for their previous salary levels to be restored through the achievement of business objectives.  The Program is designed to focus executive behavior on reducing debt by increasing cash flows, reducing expenses and returning the Company to profitability resulting in increased shareholder value.

Participants

The participants in the Program are the executive management of the Company as well as designated executive management of certain wholly-owned subsidiaries.  The Company may also designate other key director-level employees as participants.

Executive Pay Reductions

Effective during the Performance Period (as defined below), the base salaries of participants are reduced by the following percentages:

Chief Executive Officer – 50%

President – 30%

Executive Pay Grades E2 - E4 – 15%

Executive Pay Grade E5 (others as appropriate) – 10%

Depending on prevailing business conditions, the Company will seek to restore base salary levels in effect prior to the Program upon termination of the Performance Period.  The Committee with input from the Chief Executive Officer retains the discretion to adjust the rate of pay for any participant during or following the Performance Period.

Performance Bonus

Each participant will be eligible to earn a cash bonus equivalent to all or a portion of the amount of the forgone base salaries as a result of the pay reductions during the Performance Period if the pre-established performance goal (described below) is achieved by the Company, subject to the participant remaining employed by the

Company or an Affiliate through the end of the Performance Period (except as set forth below).

Performance Period

The Performance Period will be the twelve-month period beginning with the third quarter of 2008 and ending with the close of the second quarter of 2009, or earlier at the close of the quarter during which the performance goals are achieved prior to the second quarter of 2009, as described below.

Performance Goals

The performance goal for earning a performance bonus related to forgone salaries through the Program is the achievement of Operating Cash Flow of $58 million during the Performance Period (the “Operating Cash Flow Goal”).  Performance bonuses relating to the Operating Cash Flow Goal may only be earned prior to the second quarter of 2009 by achievement of 100% of the Operating Cash Flow Goal with the determination made on a quarter-by-quarter basis.  All or a portion of the performance bonus relating to forgone base salaries not previously earned in the Performance Period may be earned at the end of the second quarter of 2009 as set forth below in “Performance Bonus Formula for the Operating Cash Flow Goal.”

If the Operating Cash Flow Goal is achieved at 100% prior to the second quarter of 2009 and provided that a participant remains employed with the Company through the end of the quarter during which the Operating Cash Flow Goal is achieved at 100%, the participant will be eligible to earn 100% of the foregone base salary for such quarter and prior quarters of the Performance Period to the extent performance bonuses relating to forgone salaries for such prior quarters have not previously been earned.

Any earned performance bonuses relating to the Operating Cash Flow will be paid according to the payment schedule set forth below in “Performance Bonus Formula for the Operating Cash Flow Goal”.

The performance goal for the reinstatement of base salaries is the return of the Company to positive Operating Income in any single quarter of the Performance Period (the “Operating Income Goal”).  The Performance Period for the Operating Income Goal will terminate upon the achievement of such goal.  Base salaries will be restored to their pre-Program levels effective at the beginning of the first quarter following the quarter in which the Operating Income Goal is achieved.

Target Bonus

The target performance bonus will equal 100% of the amount of forgone base salary during the Performance Period as a result of the Program.  In no event will the actual performance bonus exceed 100% of the forgone base salaries during the Performance Period as a result of the Program.

Performance Bonus Formula for the Operating Cash Flow Goal

During the first three quarters of the Performance Period, the performance bonus will only be earned upon 100% achievement of the Operating Cash Flow Goal, with the determination of the achievement of the goal to be determined quarterly.

Performance bonuses relating to forgone base salaries for the second quarter of 2009, and for previous quarters for which no performance bonus was earned, may be earned at the end of the second quarter of 2009 as follows:

•                  Threshold (50% achievement of Operating Cash Flow Goal) = 50% of the target performance bonus.

•                  75% achievement of Operating Cash Flow Goal = 75% of target performance bonus.

•                  Maximum (100% achievement of Operating Cash Flow Goal) = 100% of target performance bonus.

If 100% of the Operating Cash Flow Goal is not attained during any of the first three quarters of the Performance Period or the threshold performance level is not attained by the completion of the second quarter of 2009, participants will not be entitled to receive any performance bonus pursuant to the Program.  If the Company’s performance falls between the levels shown for the second quarter of 2009, the actual performance bonus will be interpolated accordingly.

Earned performance bonuses will be paid as soon as practical following the quarter in which they are earned, but in no event later than the date that is two-and-one-half months from the later of (i) the end of the Company’s tax year in which the performance bonus is earned, or (ii) the end of the participant’s tax year in which the performance bonus is earned, subject to the provisions set forth below in “Termination of Employment and Change in Control.”

Termination of Employment and Change in Control

In the event a participant ceases to be an employee of the Company or any Affiliate as the result of the participant’s death, Disability, Retirement or termination by the Company (or the Affiliate employing the participant) without Cause, the participant will be entitled to receive a pro-rated portion of the full performance bonus that would have been earned during the Performance Period had the participant remained an employee through the end of the Performance Period based on the amount of time participant was employed during the Performance Period.  In such event, the performance bonus will be paid at the time it would have otherwise been paid had the participant remained employed through the end of the Performance Period.  In addition, in the event of a Change in Control (as defined below) that occurs during the Performance Period while a participant is an employee, the target performance bonus will be deemed earned and will be paid upon consummation of the Change in Control.  The transactions contemplated hereunder and the duration of the

Performance Period set forth herein do not constitute an express or implied promise to any participant that he or she will continue to be an employee for the Performance Period, or at all, and will not interfere with the participant’s right or the right of the Company (or the Affiliate employing the participant) to terminate the participant as an employee at any time, with or without cause.

Notwithstanding the foregoing, if a participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of the participant’s termination (other than due to death), and the bonus payable to the participant, if any, pursuant to the Program, when considered together with any other severance or other payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following the participant’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the participant’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the participant dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the participant’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

Section 162(m) Participant Performance Goals

Executives who are participating in the Executive Variable Compensation Plan will participate in the Program on the same terms and conditions as other participants to allow the performance bonus to qualify as “performance-based compensation” under Section 162(m) of the Code.  The Committee will designate those individuals who participate in the Executive Variable Compensation Plan.  In the event any provisions set forth herein are inconsistent with the terms of the Executive Variable Compensation Plan, the terms of the Executive Variable Compensation Plan will control.

Tax Withholding

The actual performance bonus will be subject to tax withholding and other applicable deductions at the time of payment.

Audit and Approval of Awards

The Chief Financial Officer will review the financial calculations necessary to determine achievement of the Performance Goals and will report his findings to the Committee.  The Committee will certify in writing the extent to which the Performance Goal(s) has been satisfied and approve the actual performance bonus or salary reinstatement.

Applicability to Future Annual Incentive Plan Bonuses and Long Term Incentive Plan Grants

In the event the Operating Income Goal has not yet been achieved at the time the 2008 Annual Incentive Plan bonuses would be paid, if such bonuses are earned, the Company will have the option to calculate the bonus using the participant’s base salary prior to the reduction pursuant to the Program, after the reduction pursuant to the Program, or a combination of the two, except for participants in the Executive Variable Compensation Plan who will have their respective bonuses calculated in accordance with the terms of that plan.  Similarly, if the Operating Income Goal has not yet been met at the time target bonuses are established under the 2009 Long Term Incentive Plan, the Company will have the option to calculate the bonuses using the participant’s base salary prior to the reduction pursuant to the Program, after the reduction pursuant to the Program, or a combination of the two, except for participants in the Executive Variable Compensation Plan.  The Committee retains the authority to determine the structure of bonuses for participants in the Executive Variable Compensation Plan in accordance with the terms of that plan, as it may be amended from time to time.

The Committee, with input from the Chief Executive Officer, will determine the appropriate pay basis to use for establishing such awards.

Definitions

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

“Cause” means (i) an act of dishonesty made by the participant in connection with the participants responsibilities as an employee of the Company (or an Affiliate), (ii) the participant’s conviction of, or plea of nolo contendere, to, a felony, (iii) the participant’s gross misconduct, or (iv) the participant’s continued substantial violations of his employment duties after the participant has received a demand for performance from the Company (or the Affiliate employing the participant).

“Change in Control”

(i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting power; or

(ii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or

(iii)      A change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are directors as of the effective date of the Program, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)      The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.

“Operating Cash Flow” for purposes of the Program is defined as the marginal cash flow created by the reduction of inventory (material, work in progress and finished goods), but excludes resort segment inventories.

“Operating Income” is defined for purposes of the Program as pre-bonus consolidated operating income at the end of any given quarter of the Performance Period.

“Retirement” means an employee of the Company or any Affiliate who retires on or after age sixty-two (62) and such individual has been an employee of the Company or an Affiliate at least five (5) years at the date of retirement.  In addition, the Committee may in its discretion grant an eligible retirement that does not otherwise meet the criteria.